Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2007

HOUSTON, February 29, 2008— Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $32.2 million, or $0.78 per diluted share for the three months ended December 31, 2007, versus net income of $24.9 million, or $0.61 per diluted share for the fourth quarter of 2006. Total revenues increased approximately 12% to $132.8 million for the quarter ended December 31, 2007 from $118.3 million for the same period in 2006 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $36.1 million in the fourth quarter of 2007 from $33.8 million in the fourth quarter of 2006.

In the fourth quarter of 2007 the Company benefited from a foreign development tax incentive which resulted in a reduction in income taxes of approximately $4.7 million, or $0.11 per diluted share. As a result, the Company’s effective tax rate for the fourth quarter of 2007 was 15.8% as compared to 29.5% for the fourth quarter of 2006.

For the twelve months ended December 31, 2007, net income was $107.9 million, or $2.63 per diluted share, compared with net income of $86.9 million, or $2.15 per diluted share, for the same period in 2006. Revenues for the twelve months ended December 31, 2007 were $495.6 million, up approximately 12% when compared to revenues of $442.7 million for the same period last year. Operating income increased to $138.4 million for the twelve months ended December 31, 2007 from $122.4 million during the same period of 2006.

The Company’s effective tax rate for the twelve months ended December 31, 2007 was 26.2% as compared to 30.7% for the twelve months ended December 31, 2006. This reduction occurred primarily as a result of the foreign development tax incentive mentioned above. The Company anticipates that its effective tax rate for the year ended December 31, 2008 will be approximately 29%.

In addition, the Company announced that its backlog at December 31, 2007 was approximately $429 million, compared to its December 31, 2006 backlog of approximately $336 million. The Company expects its earnings per share for the quarter ending March 31, 2008 to approximate $0.62 to $0.72 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2007	2006	2007
Revenues	$118,301	$132,751	$442,742	$495,557
Cost and expenses:
Cost of sales	68,037	77,144	256,688	285,281
Selling, general and administrative	11,378	13,457	44,085	49,313
Engineering and product development	5,084	6,083	19,559	22,578

	84,499	96,684	320,332	357,172

Operating income	33,802	36,067	122,410	138,385
Interest income	1,588	2,253	3,632	8,275
Interest expense	(95)	(114)	(669)	(370)
Income before income taxes	35,295	38,206	125,373	146,290
Income tax provision	10,408	6,049	38,482	38,349

Net income	$24,887	$32,157	$86,891	$107,941
Diluted earnings per share	$0.61	$0.78	$2.15	$2.63

Weighted average shares—diluted	40,721	41,087	40,342	41,007

Depreciation and amortization	$4,152	$4,093	$15,087	$15,653

Capital expenditures	$5,523	$7,502	$24,133	$25,208